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                                                                   EXHIBIT 10.17

                              SETTLEMENT AGREEMENT

This Settlement Agreement is made and entered into this 1st day of June, 2004 by and between Symbol Technologies, Inc. ("Symbol" or the "Company") and Jerome Swartz ("Swartz").

WHEREAS, the Company and Swartz have been named as parties in various civil actions brought by Symbol shareholders asserting claims regarding the period of time when Swartz was serving as Chairman and/or Chief Executive Officer of the Company;

WHEREAS, the Company indicates that it has been threatened with proceedings by the United States Securities and Exchange Commission and the United States Attorney's Office (collectively, the "Government") regarding that same period of time;

WHEREAS, the Company has moved to dismiss a claim purportedly brought on behalf of Symbol against Swartz and others in a proceeding commenced in the Court of Chancery of the State of Delaware entitled Michael Gold v. Tomo Razmilovic, et al., No. 122-N (the "Derivative Action");

WHEREAS, the Company has agreed in principle to resolve several of the purported class action litigations in the United States District Court, Eastern District of New York, entitled In re: Symbol Technologies Securities Litigation, 02-CIV-1383 (LDW); Edward Hoyle v. Symbol Technologies, Inc., et al., 03-CV-1394
(LDW); and Joseph Salerno v. Symbol Technologies, Inc. et al., 03-CV-2208 (LDW) (collectively, the "Class Action"), and hopes to resolve the claims of the Government;

WHEREAS, the Company and the plaintiffs in the Class Action have entered into a Stipulation and Agreement of Settlement dated May 24, 2004 (the "Class Settlement");

WHEREAS, the Class Settlement states that the Class will provide a release to Swartz in return for a cash payment from him of $4 million and his signing of the Class Settlement by June 1, 2004;

WHEREAS, the Company and Swartz believe that they have claims against one another;

WHEREAS, the Company and Swartz deny liability for all such claims;

WHEREAS, by the Separation, Release and Employment Agreement dated July 7, 2003 between Swartz and the Company, Swartz forfeited substantial consideration in the form of compensation, options and benefits;

WHEREAS, the Company and Swartz wish to resolve and settle all remaining issues between them; and

WHEREAS, the Company's Board of Directors, being fully informed of the facts and circumstances, has determined in the exercise of its reasonable business judgment that this settlement is fair and reasonable and in the best interests of the Company;

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NOW, THEREFORE, in consideration of the mutual undertakings set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties stipulate and agree as follows:

1. STRUCTURE OF THIS AGREEMENT

This Agreement, other than Paragraphs 2(b), 3(c), and 4(a)(3)(i), is conditioned upon the dismissal of the Derivative Action with respect to Swartz, as described below in this paragraph, or the delivery of a release of Swartz and an agreement in the Derivative Action, as described in paragraph 5(c) below, without payment or consideration by Swartz in addition to that identified herein. Paragraphs 2(b), 3(c), and 4(a)(3)(i) are binding immediately upon execution of this Agreement and are not in any way conditioned on any subsequent event. The Effective Date of the paragraphs of this Agreement other than paragraphs 2(b), 3(c), and 4(a)(3)(i) shall be the earlier of the date of the (i) entry of a final, non-appealable order or judgment dismissing the Derivative Action with prejudice with respect to Swartz, or (ii) delivery of a release of Swartz and an agreement, as described in paragraph 5(c) below (the "Effective Date"). The Company shall exercise reasonable efforts (not including the payment of money) to obtain such dismissal as soon as reasonably practicable.

2. PAYMENT

a. Swartz agrees to pay, in cash and surrendered Company stock options, a total value of $14.1 million. The $14.1 million is comprised of the following:

b. Swartz shall pay $4 million in cash in settlement of the claims made against him in the Class Action. As described in paragraph 7(a)(ii) of the Class Settlement, such payment shall be made by wire transfer in accordance with directions from Lead Counsel in the Class action, within five business days after entry of the Preliminary Approval Order of the Class Settlement. Swartz's obligation to pay the $4 million described in this paragraph is not conditioned upon any subsequent event identified in this Settlement Agreement, and Swartz will have no rights to reimbursement of the $4 million from the Company or its insurance policies (including its directors and officers policies) regardless of whether the remaining provisions of this Agreement become effective.

c. Swartz agrees to remit to the Company, care of its General Counsel, Peter Lieb, Esq., the sum of $7.2 million in cash via wire transfer or certified check payable to Symbol Technologies, Inc., within three (3) business days of the Effective Date.

d. Subject to paragraph 2(e) below, within three (3) business days of the Effective Date, Swartz agrees to forfeit and return to the Company, and to make no objection to the Company's cancellation of, certain Company stock, options (the "Forfeited Options"). The Forfeited Options shall be valued in the aggregate at $2.9 million, calculated as of May 26, 2004. Such Forfeited Options shall be valued by using Black-Scholes methodology and using the closing market price of Symbol stock on May 26, 2004 ($14.94); volatility of 59 percent; and a remaining term based on an expiration date of July 1, 2004. Swartz shall pick the precise Forfeited Options to be so forfeited, so long as they are valued as described in this paragraph, and shall deliver a list of such options to Symbol through its counsel no later than June 8, 2004.

e. Swartz shall retain the right to exercise the Forfeited Options until July 1, 2004 (or the Effective Date, if earlier than July 1, 2004). The net shares acquired by Swartz from any such

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exercise (the "Net Shares") shall be held in escrow. The Net Shares shall equal the number of shares of the Company's stock that are purchased by the exercise of the Forfeited Options reduced by the number of shares of the Company's stock that are needed to pay for the exercise price, or, in the event that Swartz elects to use cash to pay for the exercise price, the number of shares of the Company's stock that would have been used to pay for the exercise price had Swartz elected to use shares (e.g., if Swartz was exercising 200 options with a strike price of $10, and the closing price for the Company's stock was $20 per share, the Net Shares would be 100 shares). If the Effective Date has not occurred by July 1, 2004, Swartz shall exercise the Forfeited Options outstanding on that date that have an exercise price that is less than the Company's closing price on that date. No other Forfeited Options shall be exercised. In that event, within three (3) business days of the Effective Date, Swartz shall, at his sole discretion, (i) transfer ownership of the Net Shares held in escrow to the Company, or (ii) pay $2.9 million in cash to the Company. The Company agrees to accept either the Net Shares or $2.9 million in cash in lieu of the Forfeited Options. In the event that Swartz elects to pay $2.9 million in cash to the Company, the Net Shares held in escrow shall be returned to Swartz.

3. RELEASES

a. Swartz, on behalf of himself as well as his heirs, executors, administrators, predecessors, successors and assigns, in consideration of the matters described in this Agreement, does hereby, as of the Effective Date, remise, release, acquit and forever discharge the Company and its parents, subsidiaries, affiliates and divisions, and their respective current and former owners, partners, officers, directors, representatives, agents, employees, and attorneys, as well as the heirs, executors, administrators, predecessors, successors, and assigns of any of them (the "Company Releases"), of and from any and all manner of claims, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, and demands whatsoever in law or in equity, whether such claims, causes or action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments and demands be presently known or unknown, suspected or unsuspected, whether based in contract, tort, or statute (collectively, "Claims"), whether they be directly, indirectly, nominally or beneficially, possessed or claimed by any of them, which Swartz has had, now has, or which he, his heirs, executors, administrators, successors or assigns, or any of them, hereafter can, shall or may have against the Company Releases, for or by reason of any cause, matter or thing whatsoever, from the beginning of the world to this date, except for claims (i) arising out of a breach of this Agreement, and (ii) for advancement and indemnity under the Company's Charter, By-laws, and Delaware law, subject to the limitations set forth in Section 4, below.

b. The Company, on behalf of itself and its parents, subsidiaries, affiliates and divisions, and their respective current owners, partners, officers, directors, representatives, agents, employees and attorneys, as well as the heirs, executors, administrators, predecessors, successors, and assigns of any of them, in consideration of the matters described in this Agreement, does hereby, as of the later of the Effective Date or its receipt of the consideration identified in paragraphs 2(c)-(e), remise, release, acquit and forever discharge Swartz and his heirs, executors, administrators, agents, employees, attorneys, representatives, predecessors, successors, and assigns of any of them (the "Swartz Releasees"), of and from any and all Claims, whether they be directly, indirectly, nominally or beneficially, possessed or claimed by any of them, which the Company has had, now has, or which its successors or assigns, or any of them, hereafter can, shall or may have against the Swartz Releasees, for or by reason of any cause, matter or thing whatsoever, from the beginning of the world to this date, except for (i) claims

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arising out of a breach of this Agreement and (ii) defenses to any right to advancement or indemnification asserted by Swartz, and any obligations of Swartz resulting from his assertion of any such right, including the signing of an appropriate undertaking, whether under Symbol's Charter, By-laws or Delaware law, or the undertaking signed by Swartz dated January 15, 2004. Nothing herein shall be deemed to release any claim that Symbol may have against any person or entity other than the Swartz Releasees, including other former or current directors, officers or employees of the Company, or the Company's former auditors.

c. The Class Settlement, to which Swartz has agreed to contribute $4 million pursuant to paragraph 2(b) of this Agreement, provides for a release of Swartz by the Class Plaintiffs in connection with the matters entitled In re: Symbol Technologies Securities Litigation, 02-CIV-1383 (LDW); Edward Hoyle v. Symbol Technologies, Inc., et al., 03-CV. 1394 (LDW); and Joseph Salerno v. Symbol Technologies, Inc. et al., 03-CV-2208 (LDW). Swartz agrees to enable his release by making the payment described in paragraph 2(b) of this Agreement and by timely signing the Class Settlement by June 1, 2004 as required by the terms of the Class Settlement.

4.INDEMNITY AND ADVANCEMENT

a. Swartz agrees to the following limitations on any indemnity and advancement right that he has against the Company. Other than the limitations described below, Swartz shall be indemnified as provided by the Company's Charter, By-laws, and Delaware law:

(1) Swartz shall not make any claim against any of the Company's insurance policies (including its directors and officers policies) with respect to the alleged financial fraud at the Company or the accounting matters related to the Company's restatement.

(2) Symbol shall have no obligation whatsoever to Swartz of advancement or indemnification of costs, expenses, fees, fines, judgments, penalties or anything else, however described, with respect to any civil, administrative or criminal proceeding or investigation of or against Swartz by any federal, state or local government agency or entity, except to the extent that that such federal, state or local government agency or entity is acting in its capacity as a Company shareholder.

(3) Any indemnity to Swartz for attorneys' fees and expenses actually incurred through the date of the signing of this Agreement in connection with the alleged financial fraud at the Company or the accounting matters related to the Company's restatement is limited to a maximum of $500,000. The Company agrees to indemnify Swartz in that amount subject to proof of payment and the indemnity shall be paid directly to Swartz as follows: (i) $100,000 cash within twenty
(20) days of the Company's receipt of said proof of payment, and (ii) $400,000 cash within three (3) business of the Effective Date, without further review by the Company except to confirm that such fees and expenses relate to the alleged financial fraud or the accounting matters related to the Company's restatement.

(4) Any indemnity right of Swartz for any matter in connection with the alleged financial fraud at the Company or the accounting matters related to the Company's restatement is capped in the aggregate (i.e. all such indemnity matters added together) at and shall not exceed $2.5 million. The $500,000 indemnity payment referred to in paragraph 4(a)(3) above shall not count against the $2.5 million cap.

b. The Company, through counsel of its selection, shall continue to defend Swartz in connection with the litigation in the United States District Court, Eastern District of New York, entitled Bernd Bildstein v. Symbol Technologies, Inc., et al., 03-CV-2034, and such defense will

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be at no cost to Swartz. Swartz agrees that it will not be a conflict of interest for a single firm to represent him and the Company in this regard and Swartz waives any claim that the law firm representing him and the Company may be barred from representing the Company in any matter.

c. The Company agrees that any settlement it reaches with any former employee, officer or director of the Company concerning in any way the alleged financial fraud at the Company or the accounting matters related to the Company's restatement shall include a release and bar for Swartz for any matter relating to the alleged financial fraud at the Company or the accounting matters related to the Company's restatement.

d. Swartz shall, in connection with any claim for advancement or indemnification of fees or expenses pursuant to this Paragraph, submit such invoices to the Company's General Counsel. Swartz acknowledges that the limitations identified in paragraph 4(a) above on rights he may have to indemnity and advancement constitute legal waivers of such rights to the extent of, and in accordance with, the limitations set forth in paragraph 4(a).

5. MISCELLANEOUS

a. Swartz shall have the right to make a public statement concerning this Settlement Agreement, and shall provide to the Company an advance copy of any such public statement no later than twenty-four (24) hours prior to its issuance. The Company shall provide to Swartz an advance copy of any public statement (or portion thereof) concerning Swartz no later than twenty-four (24) hours prior to its issuance.

b. The parties shall be free to waive any conditions to this Agreement and to accelerate the Effective Date on such conditions as they mutually may agree to in the form of a writing signed by representatives of both parties.

c. The Company can accelerate the Effective Date by rendering to Swartz a release of Swartz in the Derivative Action and an agreement to waive any limitation provided for herein on any right to advancement and indemnification that Swartz would otherwise have with respect to the Derivative Action.

d. In the event that the Company is unsuccessful in obtaining a final, non-appealable order or judgment dismissing the Derivative Action with prejudice with respect to Swartz, by whatever means, and the Company does not elect to accelerate the Effective Date pursuant to paragraph 5(c), the following shall occur:

(1) The Net Shares described in paragraph 2(e) shall be returned to Swartz;

(2) All the releases and obligations described in this Agreement will not become effective except for paragraphs 2(b), 3(c), and 4(a)(3)(i).

e. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and may be modified only by a written instrument duly executed by each party, and supersedes all prior agreements or understandings between the parties.

f. Each of the parties hereto agrees that any claim arising under this Agreement in favor of, or against, any party may be asserted and filed only in any federal or state court located in the State of New York; and each of the parties agrees to submit to the jurisdiction of the federal or state courts located in the State of New York in any action or proceedings arising out of or relating to this Agreement.

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g. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, transferees, heirs and executors.

h. Each of the parties hereto represents and warrants that it has full authority to enter this Agreement and perform the duties assumed hereunder, and that the persons signing this Agreement on behalf of each party have the authority to bind that party.

i. This Agreement may be executed in counterparts, which, taken together, shall constitute the Agreement.

j. This Agreement shall be governed by the laws of the State of New York, without giving effect to conflicts of law principles.

k. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the Agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, Symbol Technologies, Inc. and Jerome Swartz have signed and acknowledged this Settlement Agreement as of the day and year written above.

                                          SYMBOL TECHNOLOGIES, INC.

                                          By: /s/ WILLIAM R. NUTI
                                            ------------------------------------
                                          Name: William R. Nuti
                                              ----------------------------------
                                          (Please Print)

                                          Title: Pres./CEO
                                             -----------------------------------

                                                    /s/ JEROME SWARTZ
                                          --------------------------------------
                                                      Jerome Swartz

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